                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                   PINNACLE AIRLINES RELEASES FEBRUARY TRAFFIC

MEMPHIS TENN. (MARCH 2ND, 2006) Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), released its passenger and traffic levels for February 2006 today.

For February, Pinnacle flew 412.9 million Available Seat Miles ("ASMs"), an increase of 2.5% over February 2005 levels. Revenue Passenger Miles ("RPMs") expanded 18.6% to 295.7 million. Passenger Load Factor was 71.6%, an increase of
9.7 points over February 2005 levels. Pinnacle transported 615,661 Customers during the month, 19.8% more than the same period last year.

Also for the month, Pinnacle operated 31,757 block hours and completed 18,847 cycles. The term "block hour" refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, and the term "cycle" refers to an aircraft's departure and corresponding arrival.

                                FEBRUARY TRAFFIC

                        2006                  2005               CHANGE
    ASMs (000)         412,950               402,835               2.5%
    RPMs (000)         295,679               249,282              18.6%
    Load Factor           71.6%                 61.9%           9.7 pts
    Passengers         615,661               514,102              19.8%
    Block Hours         31,757                31,521               0.7%
    Cycles              18,847                17,973               4.9%

                             YEAR-TO-DATE TRAFFIC

                        2006                  2005              CHANGE
    ASMs (000)        876,338               819,764               6.9%
    RPMs (000)        615,308               489,084              25.8%
    Load Factor          70.2%                 59.7%          10.5 pts
    Passengers      1,269,623             1,011,205              25.6%
    Block Hours        67,142                64,466               4.2%
    Cycles             39,804                36,551               8.9%

Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of 124 Canadair 44 and 50-seat regional jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul, and the focus city of Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,450 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.